Exhibit 10.18

NETLOGIC LETTERHEAD

March 15, 2002

Ibrahim (“Abe”) Korgav

[address]

Dear Abe:

I am pleased to offer you employment with NetLogic Microsystems, Inc. (NetLogic). This letter sets forth the terms and conditions of your employment with NetLogic. To be certain that you understand and agree with the terms of this employment offer, please review this letter, which you will need to sign as a condition of employment. If you choose to accept this offer, sign and date this letter and the attached agreements where indicated, and return them to me by no later than Monday, March 18, 2002. This offer is conditioned upon your presenting evidence of your authorization to work in the United States and your identity sufficient to allow NetLogic to complete the Form I-9 required by law.

Position: Your position will be Senior Vice President of Business Operations, initially reporting to me (or any successor CEO). Your primary responsibilities will be those normally associated with the position of Senior Vice President of Business Operations, as well as such other duties as may be assigned to you from time to time. This is a full-time position and NetLogic expects and requires that you will perform your assigned duties to the best of your ability and faithfully observe your obligations to NetLogic. From time to time, NetLogic may impose additional or more specific work rules for you. By accepting this offer of employment, you represent and agree that you are under no obligation, contractual or otherwise, inconsistent with the obligations to NetLogic you are assuming.

Start Date: Your employment commencement date will be March 20, 2002 unless you and I later agree in writing to a different start date.

Base Salary: Your annual base salary will be $170,000. Your base salary will be reviewed from time to time by NetLogic to determine whether, in NetLogic’s judgment, your base salary should be changed. Your base salary will be paid in accordance with NetLogic’s normal payroll procedures and will be subject to applicable withholding required by law.

First Stock Option Grant: Subject to action of the Compensation Committee of NetLogic’s Board of Directors, you will be granted a first option to purchase Six Hundred Twenty Thousand (620,000) shares of NetLogic’s Common Stock at the fair market value on the date of approval by the Compensation Committee. The terms and conditions of this option grant, including the exercise price, will be set out in a stock option agreement that will be executed by you and NetLogic at the time the grant is made and will be subject to and governed by the terms of the applicable stock option plan adopted by the Board of Directors. This option will be exercisable, in whole or in part, in accordance with the following schedule:  1/4th of the shares subject to this grant will vest on the first anniversary of your employment commencement date, and 1/48th of the shares subject to this grant will vest on the last day of each month thereafter, subject in all events to your continuous employment by NetLogic or its successors.

You may elect to exercise this option grant, in whole or in part, after vesting or by early exercising before vesting. Payment of the exercise price shall be by cash, check, promissory note or any other method permitted under the applicable stock option plan adopted by the Board of Directors. If you elect to early exercise and pay the exercise price by executing a promissory note, you will execute the promissory note attached hereto as Exhibit B (or in any form acceptable to NetLogic), and also deliver a Pledge and Security Agreement in the form attached hereto as Exhibit C (or in any form acceptable to NetLogic). Additionally, if you elect to early exercise this option grant and pay the purchase price by executing a promissory note, NetLogic will forgive $25,000 of the promissory note if you remain continuously employed by NetLogic for 12 months from your employment commencement date with NetLogic, and NetLogic will forgive an additional $25,000 of the promissory note if you remain continuously employed by NetLogic for 24 months from your employment commencement date. In order to receive the forgiveness of these debts, you agree to cooperate with NetLogic to execute any appropriate written agreements that may be required to effect this transaction.

Your stock option agreement will provide for this vesting schedule and accelerated vesting or, in the case of early exercise, lapsing of NetLogic’s repurchase right, in the following situations:

(A) In the event of a Change of Control occurring prior to the termination of your continuous service, in which the option grant is not assumed by the successor corporation, you will vest, or the repurchase right will lapse, with respect to all granted options immediately upon the completion of such Change of Control.

(B) In the event you are Involuntarily Terminated following a Change of Control occurring in which all outstanding options have been assumed by the successor corporation, you will vest, or the repurchase right will lapse, with respect to a maximum of 24 months of accelerated vesting (or lapsing), measured from the date of the Change of Control. For example, if you are Involuntarily Terminated 14 months following the closing of a Change of Control, your vesting (or lapsing) will accelerate by 10 months.

For purposes of the accelerated vesting (or lapsing) provided for in the stock option agreement, the following definitions shall apply:

(1) “Change of Control” shall have the meaning set forth in the NetLogic Microsystems, Inc. 2000 Stock Plan, which is “a sale of all or substantially all of the Company’s assets, or any merger or consolidation of the Company with or into another corporation, other than a merger of consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.”

(2) “Involuntarily Terminated” shall have the meaning set forth in NetLogic’s 2000 Stock Plan Stock Option Agreement, which is “one that occurs by reason of dismissal for any reason other than Misconduct or of voluntary resignation following: (i) a change in position that materially reduces the level of Optionee’s responsibility, (ii) a material reduction in Optionee’s base salary, or (iii) relocation by more than 50 miles; provided that (ii) and (iii) will apply only if Optionee has not consented to the change or relocation.”

(3) “Misconduct” shall have the meaning set forth in NetLogic’s 2000 Stock Plan Stock Option Agreement, which is “the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business affairs of the Company (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee or other person in the employment of the Company (or any Parent or Subsidiary).”

Nothing in this provision or the provisions in the stock option agreement will alter the at-will nature of your employment, or limit in any way the acts or omissions that NetLogic may consider as grounds for termination of your employment.

Second Stock Option Grant: Subject to action of the Compensation Committee of NetLogic’s Board of Directors, and (i) subject to your completion of mutually agreed upon objectives to the satisfaction of NetLogic or (ii) prior to the occurrence of a liquidity event in calendar year 2002, you will be granted by the end of calendar year 2002 a second option to purchase Fifty Thousand (50,000) shares of NetLogic Common Stock. The terms and conditions of this second option grant, including the exercise price, will be set out in a stock option agreement to be executed by you and NetLogic at the time the grant is made and will be subject to and governed by the terms of the 2000 Stock Plan. This grant will be exercisable, in whole or in part, in accordance with the following schedule: 1/4th of the shares subject to this option grant will vest on the second anniversary of your employment commencement date, and 1/48th of the total number of shares subject to this option grant will vest on the last day of each month thereafter, subject in all events to your continuous employment by NetLogic or its successors. Your stock option agreement for this grant will include provisions for accelerated vesting or, in the case of early exercise, lapsing of NetLogic’s repurchase right, solely as provided in subparagraphs (A) and (B) above, with respect to the first option grant.

Nothing in this provision or the provisions in the stock option agreement will alter the at-will nature of your employment, or limit in any way the acts or omissions that NetLogic may consider as grounds for termination of your employment.

Third Stock Option Grant: Subject to action of the Compensation Committee of NetLogic’s Board of Directors, and subject to your completion of mutually agreed upon objectives to the satisfaction of NetLogic, you will be granted by the end of calendar year 2003 a third option to purchase Fifty Thousand (50,000) shares of NetLogic Common Stock at the then current fair market value. The terms and conditions of this third option grant, including the exercise price, will be set out in a stock option agreement to be executed by you and NetLogic at the time the grant is made and will be subject to and governed by the terms of the 2000 Stock Plan. This grant will be exercisable, in whole or in part, in accordance with the following schedule:  1/4th of the shares subject to this option grant will vest on the second anniversary of your employment commencement date, and  1/48th of the total number of shares subject to this option grant will vest on the last day of each month thereafter, subject in all events to your continuous employment by NetLogic or its successors. Your stock option agreement for this grant will include provisions for accelerated vesting or, in the case of early exercise, lapsing of NetLogic’s repurchase right, solely as provided in subparagraphs (A) and (B) above, with respect to the first option grant.

Nothing in this provision or the provisions in the stock option agreement will alter the at-will nature of your employment, or limit in any way the acts or omissions that NetLogic may consider as grounds for termination of your employment.

Separation Package: If your employment with NetLogic is involuntarily terminated prior to a Change in Control, for any reason other than Misconduct, NetLogic will provide you with the following separation package that includes the following: (1) six months of salary, (ii) six months of any applicable employee benefits in effect at the time of your termination, and (iii) 12 months of acceleration for any options granted you by the time of your termination.

If your employment with NetLogic or its successor corporation is Involuntarily Terminated (which, as defined in subparagraph (2) above “occurs by reason of dismissal for any reason other than Misconduct or of voluntary resignation following: (i) a change in position that materially reduces the level of your responsibility, (ii) a material reduction in your base salary, or (iii) relocation by more than 50 miles; provided that (ii) and (iii) will apply only if you do not consent to the change or relocation) following a Change in Control, NetLogic or its successor corporation will provide you with the following separation package (in addition to any acceleration of vesting you may be entitled to under subparagraphs (A) or (B) above): (1) six months of salary, and (ii) six months of any applicable employee benefits in effect at the time of your termination.

In order to receive either separation package described in this section, you will need to execute a Separation Agreement and General Release (“Agreement”) and comply with the terms of the Agreement, including that you will:

(a) release and forever discharge NetLogic, and any successor corporation, from any and all claims, rights, demands, actions, obligations, liability and causes of action, whether asserted or whatsoever, known or unknown, which you have or had against NetLogic, and any successor corporation, from the beginning of time until the date of execution of this Agreement (collectively referred to as “Claims”); and

(b) release, acquit and forever discharge NetLogic, and any successor corporation, from and against any Claims arising from or in any way connected with or relating to: (i) your employment with NetLogic, and any successor corporation, or the termination of your employment with NetLogic, and any successor corporation,, (ii) claims arising under any state or federal statute regarding employment discrimination or termination, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, the Worker Adjustment and Retraining Notification Act (WARN), and the Americans with Disabilities Act, (iii) claims for wrongful discharge, unjust dismissal, or constructive discharge, (iv) claims for breach of any alleged oral, written or implied contract of employment, (v) claims for salary or severance payments other than those set forth in the Agreement, (vi) claims for employment benefits, except as set forth in the Agreement; (vii) claims for attorneys’ fees, costs, and damages of all types, and (viii) any other claims under federal, state or local statute, law, rule or regulation.

Conflicting Activities: While employed by NetLogic you may not work as an employee or consultant of any other organization or engage in any other activities which conflict or interfere with your obligations to NetLogic, without the express prior written approval of NetLogic’s CEO. It is understood that you will not be employed by any other person or organization when you commence employment with NetLogic.

At-Will Employment: Your employment with NetLogic is for no specified duration and is at the will of both you and NetLogic, which means that either you or NetLogic may end the employment relationship at any time for any reason, with or without notice. The at-will nature of your employment may not be altered by any policy, practice, or representation of NetLogic, but only by a written agreement expressly modifying or waiving it, signed both by you and NetLogic’s CEO.

Reimbursements: You will be reimbursed on a regular basis for reasonable, necessary and properly documented business and travel expenses incurred for the purpose of conducting NetLogic’s business, in accordance with Company policy.

Benefits: You will be eligible to participate in any employee benefit plans or programs maintained or established by NetLogic to the same extent as other employees at your level within NetLogic, subject to the generally applicable terms and conditions of the plan or program in question and the determination of any committee administering such plan or program.

Confidential Information and Inventions: Your employment is conditioned upon your execution, return of and adherence to the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached as Exhibit A.

Third Party Information: You agree that you will not, during your employment with NetLogic, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that you will not bring onto the premises of NetLogic any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

Arbitration: You and NetLogic agree to submit all disputes concerning this offer letter agreement or dealing with or arising out of your employment with NetLogic will be subject to final and binding arbitration under the arbitration policy contained in NetLogic’s employee handbook.

Miscellaneous: This letter agreement is to be governed by California law, without respect to California’s choice of law provisions. This agreement, together with the attached Proprietary Information and Inventions Agreement, is the sole and entire agreement between you and NetLogic with respect to the subject of your employment and supersedes all prior or contemporaneous agreements or negotiations on that subject. This agreement may not be modified except in a writing signed by the CEO of NetLogic and you. The unenforceability of any provision of this letter agreement will not affect the validity or enforceability of any other provision of the agreement. This letter agreement may be executed in two or more counterparts, which together will constitute the entire agreement.

Sincerely,

Ronald S. Jankov

President and CEO

I have reviewed and understand the terms and conditions set forth in this letter and agree to them.

Dated: 3/20/2002	/s/ Ibrahim Korgav

Ibrahim Korgav

NETLOGIC MICROSYSTEMS, INC.

Amendment to

Offer Letter of Ibrahim Korgav

This Amendment (the “Amendment”) to the offer letter, dated March 15, 2002 (the “Offer Letter”), made and entered into between NetLogic Microsystems, Inc. (“NetLogic”) and Ibrahim Korgav (“Employee”) is executed this          day of February, 2004 by and between NetLogic and Employee.

R E C I T A L S

WHEREAS, in connection with an offer of employment, NetLogic granted Employee an option to purchase Six Hundred Twenty Thousand (620,000) shares of Common Stock of NetLogic (the “Option”);

WHEREAS, under the terms of the Offer Letter, if Employee elects to exercise the Option prior to vesting and pay the exercise price by executing a promissory note, NetLogic will forgive $25,000 of the promissory note after 12 months of Employee’s continuous employment with NetLogic, and an additional $25,000 after 24 months of Employee’s continuous employment with NetLogic;

WHEREAS, the parties have agreed to eliminate the provision providing for Employee’s right to loan forgiveness by NetLogic for any such promissory note.

NOW, THEREFORE, the parties agree as follows:

1. The second paragraph under the section entitled “First Stock Option Grant:” of the Offer Letter shall be amended and restated in its entirety as follows:

“You may elect to exercise this option grant, in whole or in part, after vesting or by early exercising before vesting. Payment of the exercise price shall be by cash, check, promissory note or any other method permitted under the applicable stock option plan adopted by the Board of Directors. If you elect to early exercise and pay the exercise price by executing a promissory note, you will execute the promissory note attached hereto as Exhibit B (or in any form acceptable to NetLogic), and also deliver Pledge and Security Agreement in the form attached hereto as Exhibit C (or in any form acceptable to NetLogic).”

This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. All other terms and provisions of the Offer Letter shall remain in full force and effect in accordance with the terms thereof.

EMPLOYEE:	NETLOGIC MICROSYSTEMS, INC.

/s/ Ibrahim Korgav	By:	/s/ Ronald S. Jankov

Ibrahim (“Abe”) Korgav	Its:	CEO